EXHIBIT 99.2

P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax (804) 254-3584
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P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Announces 51st Annual Dividend Increase and
Sets Annual Meeting Date
Richmond, VA May 26, 2021 / PRNEWSWIRE

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company's Board of Directors declared a quarterly dividend of seventy-eight cents ($0.78) per share on the common shares of the Company, payable August 2, 2021, to common shareholders of record at the close of business on July 12, 2021. This increase indicates an annualized rate of $3.12 per common share and a yield of approximately 5% based on the $59.06 closing price on May 25, 2021.

Mr. Freeman noted, “Universal has raised its common dividend every year since 1971. Today’s 51st consecutive annual dividend increase dividend increase is in line with our capital allocation strategy and our commitment to deliver shareholder value."

The Board of Directors set the date of the Annual Meeting of Shareholders as Tuesday, August 3, 2021. It will be held at 11:00 a.m. at the Company’s headquarters building. The Board of Directors set the record date for the Annual Meeting of Shareholders as June 8, 2021.

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, is a global business-to-business agri-products supplier to consumer product manufacturers, operating in over 30 countries on five continents, that sources and processes leaf tobacco and plant-based ingredients. Tobacco has been the Company’s principal focus since its founding in 1918, and Universal is the leading global leaf tobacco supplier. Through the Company’s plant-based ingredients platform, it provides a variety of value-added manufacturing processes to produce high-quality, specialty vegetable- and fruit-based ingredients for the food and beverage end markets. Universal has been finding innovative solutions to serve its customers and meet their agri-product needs for more than 100 years. The Company’s revenues for the fiscal year ended March 31, 2020, were $1.9 billion. Visit www.universalcorp.com for more information on Universal Corporation and the latest Company news.

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